Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made this 4th day of November, 2003 but effective as of January 1, 2004, by and between SUSQUEHANNA BANCSHARES, INC., a Pennsylvania corporation organized as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “Company”), and VALLEY FORGE ASSET MANAGEMENT CORPORATION, a Pennsylvania corporation, a wholly-owned subsidiary of the Company (“VFAM”), on the one side, and BERNARD A. FRANCIS, JR., an adult individual (the “Employee”), on the other side.

Background

Employee currently serves as one of the principal executive officers of VFAM. The Company and VFAM desire to induce the Employee to remain in VFAM’s employment, and the Employee hereby agrees to accept continuation of employment with VFAM on the terms and subject to the conditions hereinafter set forth. As additional consideration to induce the Employee to enter into this Agreement, the Company and VFAM have offered the following benefits to the Employee: (1) participation in the Company’s Supplemental Executive Retirement Plan, and (2) the benefits described in subsection 10.5 of this Agreement in the event of either an adverse change in the Employee’s circumstances or following a Change in Control of the Company. The Company, VFAM and Employee all agree that these benefits are all conditional on the Employee’s agreement to sign this Agreement.

1. Position. The Company hereby agrees to cause VFAM to continue the Employee’s employment, VFAM hereby agrees to continue the Employee’s employment, and the Employee hereby agrees to continue employment with VFAM, as one of the principal executive officers of VFAM and Susquehanna Trust and Investment Co. (“STIC”)

2. Duties.

2.1 The Employee agrees to assume such duties and responsibilities as may be consistent with the position of President and Chief Executive Officer of VFAM, and Chief Investment Officer of STIC, and as may be assigned to the Employee by the Company, the Board of Directors of VFAM or by the by-laws of VFAM, from time to time. No change in the duties of the Employee shall in any way diminish the compensation payable to him pursuant to the provisions of paragraph 4 hereof.

2.2 The Employee agrees to devote his full time, skill, attention and energies, and his best efforts to the performance of his duties under this Agreement consistent with practices and policies established from time to time by the Company and VFAM and shall not, during the term of this Agreement, engage in any other business activity (including, without limitation, participation by the Employee on any unaffiliated profit or non-profit board of directors) except: (i) upon the prior written notice to and consent of VFAM’s Board of Directors, or (ii) solely as an investor in real or personal property, the management of which shall not detract from the performance of his duties hereunder; provided, however, that the engagement by the Employee in any such business activity shall at all times be in conformity with VFAM’s Code of Conduct, as the same may be amended or supplemented from time to time. Notwithstanding anything herein to the contrary, the Employee shall terminate any such activity upon reasonable request by the Company.

3. Period of Employment. Unless terminated earlier pursuant to subparagraph 7.3, 10.1, 10.2, 10.3, 10.5 or 10.7 hereof, the period of employment (the “Period of Employment”) shall be three (3) years from the date hereof or from the most recent “Renewal Date” as hereinafter used. In each year here following, between the dates of January 1 and February 28 (the “Renewal Period”), the Company may renew in writing this Agreement, making such adjustments to the compensation provisions set forth in Section 4 hereof as the parties hereto may agree in writing. In the absence of such written agreement between the parties, the Company will be deemed to have not renewed this Agreement. As provided herein, the date on which written notice of renewal is given the Employee, which shall be no later than seven (7) business days following the last day of the Renewal Period, shall be the “Renewal Date.”

4. Compensation. For all services rendered by the Employee under this Agreement, the Company shall pay, or shall cause VFAM to pay, to the Employee compensation as provided below:

4.1 Base Salary. Commencing on the date hereof and continuing for the next twelve (12) months of employment hereunder, the Company shall pay, or shall cause VFAM to pay, the Employee, in equal monthly installments, a minimum base salary at the rate of $275,000.00 per year. In connection with the annual review required by Section 4.3 hereof, the Employee’s base salary shall be reviewed and in light of such review may be increased (but not decreased), taking into account any change in the Employee’s responsibilities, performance of the Employee and other pertinent factors. Payment of any increase in the Employee’s base salary (if any) shall commence no later than July 1st of the year in which the increase is granted.

4.2 Bonus Programs. The Company or VFAM may but shall not be required to pay to the Employee semi-annual bonus compensation in such amount as may be determined by the appropriate Board of Directors or its designee within guidelines established by the Company. The Employee will also be eligible to receive bonus payments under a new program that will be similar to the New Bonus Program established in Section 3.04 of the Contingent Earnings Agreement.

4.3 Annual Review. The determination of compensation payable by the Company or VFAM hereunder shall be made by the Compensation Committee of the Company, or its nominee, which shall perform an annual review of this Agreement, the Employee’s performance with VFAM, and compensation payable hereunder. In such annual review, the Compensation Committee shall consider the recommendations of VFAM’s Board of Directors. The results of such review, including recommendation as to salary adjustment and bonus, shall be reported to the Company and shall be memorialized in the minutes of the meetings of VFAM’s Board of Directors or held in a confidential file by the Company’s Human Resources Department.

4.4 VFAM Purchase Payments. The Employee will continue to be eligible for all payments and other benefits to which he is entitled under the Stock Purchase Agreement dated as of December 27, 1999 and related agreements, as amended, including, without limitation, payments under the Contingent Earnings Agreement.

5. Employee Expenses. Subject to such general employee expense account policies as the Company and VFAM may from time to time adopt, the Company, or VFAM, as the case may be, will pay or reimburse the Employee upon presentation of vouchers or invoices for reasonable expenses incurred by the Employee in the performance of his duties in carrying out the terms and provisions of this Agreement, including, without limitation, expenses for such items as entertainment, travel, meals, hotel and similar items. In the event that any reimbursed expenses are disallowed by the Internal Revenue Service as deductions to the Company or VFAM, as the case may be, the Employee shall retain such reimbursed expense amounts which the Employee shall treat and report as additional compensation and which the Company or VFAM, as the case may be, shall treat as deductible salary expense.

VFAM also shall provide the Employee during his employment under this Agreement with a car allowance of One Thousand Dollars ($1,000.00) per month. Such car shall be used by the Employee in accordance with any and all general car policy(ies) as the Company and VFAM may from time to time adopt.

6. Vacations. The Employee will be entitled to no less than five (5) weeks of paid vacation annually, to be taken at times reasonably convenient to the Company and VFAM.

7. Benefits.

7.1 The Employee shall be entitled to group term life insurance insuring the Employee’s life during the term of employment, disability insurance coverage, and accidental death and dismemberment benefits, including death benefit, in such amounts and in such coverage as shall be consistent with the insurance coverage programs available to other salaried employees of VFAM, as the same may change from time to time. The Employee shall designate the beneficiary of such policy and benefits.

7.2 The Employee shall be entitled to major medical and health insurance coverage for the Employee and his immediate family on such terms, in such amounts and in such coverage as shall be consistent with the insurance coverage programs available to other salaried employees of VFAM generally, as the same may change from time to time.

7.3 If the Employee becomes and continues to be permanently disabled, such disability to be defined as the Employee’s inability, as a result of illness, incapacity, disease or calamity to perform a substantial part of his reasonable duties as set forth herein, with no reasonable expectation that the Employee will be able to resume the performance of his reasonable duties, the Company shall continue to pay, or shall cause VFAM to pay, to the

Employee the base salary set forth in paragraph 4, above, and, except as provided in the next sentence of this paragraph, all other benefits as set forth in this Agreement for a period of no less than six (6) months following the commencement of such permanent disability. Any provision of this Agreement notwithstanding, the Employee shall be conclusively deemed to be permanently disabled if he is physically or mentally unable to perform his duties or a substantial part thereof for a period of six consecutive months. The Employee shall have no right to earn any bonus compensation during such period of time. Thereafter, if such permanent disability continues, this Agreement shall terminate and the Company and VFAM (i) shall have no further obligation to the Employee under this Agreement other than in connection with such benefits as may be available under such disability insurance programs, and (ii) shall not be obligated to provide or pay for any benefits under the programs or policies listed in subparagraphs 7.1 and 7.2 above, except to the extent that any of the benefits available under such programs or policies survive termination of the Employee’s employment by their express terms, or as required by law, in which event they shall continue only as required by their express terms or as required by law, whichever is applicable..

7.4 To the extent such benefits are not specifically described or duplicated hereinabove in this paragraph 7, the Employee shall also be entitled to participate in any and all thrift, profit sharing, benefit and pension and similar plans, now or hereafter maintained by the Company or VFAM and offered by the Company or VFAM to its salaried, non-union employees generally; provided, however, that if such participation in any such plan is determined by VFAM’s or the Company’s Board of Directors, or any committee thereof, then the Employee shall have no automatic entitlement to participate in the same.

8. Confidential Information. During the term of employment, and at any time thereafter, the Employee shall not, without the consent of a senior officer of the Company, disclose to any person, firm or corporation (except, during the term of his employment, to the extent necessary to perform his duties hereunder) any customer lists, trade secrets, reports, correspondence, mailing lists, manuals, price lists, employee lists, prospective employee lists, letters, records or any other confidential information relating to the business of the Company or VFAM or any Affiliate (as defined in subparagraph 17.2 hereof) of the Company and shall not, without the consent of a senior officer of the Company, deliver any oral address or speech or publish, or knowingly permit to be published, any written matter in any way relating to confidential information regarding the business of the Company or VFAM or any Affiliate of the Company.

9. Property Rights. The Employee agrees that all literary work, copyrightable material or other proprietary information or materials developed by the Employee during the term of this Agreement and relating to, or capable of being used or adopted for use in, the business of the Company or VFAM shall inure to and be the property of the Company or VFAM and must be promptly disclosed to the Company or VFAM, as the case may be. Both during employment by the Company and VFAM, and thereafter, the Employee shall, at the expense of the Company or VFAM, as the case may be, execute such documents and do such things as the Company or VFAM reasonably may request to enable the Company or VFAM or their nominee (i) to apply for copyright or equivalent protection in the United States, Canada and elsewhere for any literary work hereinabove referred in this paragraph, or (ii) to be vested with any such copyright protection in the United States, Canada and elsewhere.

10. Termination.

10.1 The Employee shall be deemed to have been given notice of termination

(“Notice of Termination”) for purposes of this subsection 10.1 if this Agreement is not renewed by the Company during the Renewal Period commencing next after a Renewal Date (or after the first anniversary of this Agreement, if there is no Renewal Date) and (i) the Employee elects in a writing delivered to the Company within thirty (30) calendar days of the termination of the Renewal Period to treat such failure to renew as Notice of Termination, effective as of the date of delivery of such election to the Company, or (ii) if the Employee does not exercise his rights under the immediately preceding clause, effective on the last day of the twenty-fourth (24th) month following the most recent Renewal Date.

Upon the effective date of a Notice of Termination under this subsection 10.1, the Company may request the Employee to, and if requested, the Employee shall continue to perform his duties as set forth in this Agreement for a period not to exceed three (3) months from the effective date of Notice of Termination. In addition to such period, the Employee shall be reasonably available for a period of nine (9) additional months for advice and consultation as requested by the Company or VFAM. The Employee shall be entitled to receive all salary, benefits and such bonus for which the Employee is eligible for a period of twelve (12) months following the effective date of Notice of Termination; provided, however, that in the event the Employee obtains other employment in the twelve (12) month period following the effective date of Notice of Termination, then the amount of base salary due hereunder shall be decreased by the salary and benefits received by the Employee attributable to other employment during such twelve (12) month period.

10.2 This Agreement shall be terminated upon action of the Employee by not less than two (2) months notice to the Company. The Employee agrees in the event of termination under this subparagraph to cooperate, advise and consult the Company as needed to assist in the transition of the Employee’s replacement during such two (2) month period and thereafter for a period of four (4) months during reasonable times and under reasonable circumstances.

10.3 Nothing in this Agreement shall be construed to prevent immediate termination by the Company of the Employee’s employment under this Agreement for cause, as determined by the Company’s Board of Directors, which shall include, and be limited to: (a) the Employee’s personal dishonesty; (b) the Employee’s incompetence; (c) the Employee’s willful misconduct; (d) the Employee’s breach of fiduciary duty involving personal profit; (e) the Employee’s intentional failure to perform stated duties; (f) the Employee’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (g) the issuance of a final cease-and-desist order by a state or federal agency having jurisdiction over the Company or VFAM or any entity which controls the Company or VFAM to the extent such cease-and-desist order requires the termination of the Employee; or (h) a material breach by the Employee of any provision of this Agreement.

10.4 If this Agreement is terminated under subparagraphs 10.2 or 10.3 hereof, the Company shall be obligated to pay the Employee his base salary to the date of such termination, plus any accrued bonus. VFAM or the Company shall not be obligated to provide or pay for any further benefits under the programs or policies listed in Section 7 above except to the extent that any of the benefits available under such programs or policies survive termination of the Employee’s employment by their express terms, or as required by law (e.g., COBRA), in which event they shall continue only as required by their express terms or as required by law, whichever is applicable. The qualifying event under COBRA shall be the date on which the Employee terminates employment or suffers a reduction of hours that would otherwise cause him to lose coverage under the applicable group health plan but for the extension of benefits hereunder.

10.5 (a) In addition to termination under subparagraphs 10.1, 10.2 and 10.3 above, the Employee’s employment by the Company under this Agreement may be terminated by the Company at any time without cause during the term provided in this Employment Agreement or by the Employee within twelve (12) months following the date of this Agreement if there occurs an adverse change in the Employee’s circumstances within such twelve month period, other than an adverse change in the Employee’s circumstances following a Change in Control. In any such event of termination under this subparagraph 10.5(a), the Company shall pay to the Employee in a lump sum an amount equal to the greater of the Employee’s then current monthly salary rate or the rate of total compensation (as described in paragraph 4 hereof) in effect prior to any reduction which led to the termination times the number of months otherwise remaining in the Period of Employment set forth in paragraph 3. The Company shall also provide the Employee with the following, or the value thereof:

(1) in addition to the benefits provided under subparagraph 7.4 hereof, the pension benefits which would have accrued had the Employee remained in the employ of the Company for the remainder of the Period of Employment, which benefits will be paid concurrently with the benefits which would otherwise have been provided under such “plans”; and

(2) all other employee benefits to which the Employee would have been entitled under paragraph 7 hereof if he had remained in the employ of the Company for the remainder of the Period of Employment. However, to the extent that such employee benefits are provided by insurance companies and other vendors not affiliated with the Company, the obligation of the Company to provide such employee benefits shall not exceed that to which the Employee would be entitled under the contacts in force between the Company and such vendors at the time of the event of termination under this subparagraph 10.5(a).

(b) The Employee may elect to terminate employment if, during the twelve (12) month period following a Change in Control (as defined in subparagraph 17.2 below) there occurs an adverse change in the Employee’s circumstances. Such election shall be made by not less than two (2) months advance notice to the Company. Following such notice, the Company may, at its sole option, elect to implement the Non-Compete Option described in paragraph 14 hereof by providing notice of such election to Employee no later than the end of the two (2) month notice period. If the company elects to implement the Non-Compete Option, the Employee will be bound by the non-compete restrictions also described in paragraph 14 hereof. All provisions of paragraph 14 shall apply, except that the period during which the optional Non-Compete Payments may be made and during which the corresponding non-compete restrictions will apply to the Employee shall not exceed the then current Period of Employment. In the event of and in consideration for all amounts and benefits payable hereunder by reason of a Change in Control, the Employee acknowledges that the provisions of this paragraph 10.5 and paragraph 14 hereof shall extend to any offices or facilities of any business that becomes an affiliate of or successor to the Company on account of such Change in Control.

10.6 (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each such payment, a “Parachute Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (whether or not under an existing plan, arrangement or other agreement) and would result in the imposition on the Employee of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which the Employee is entitled under this Agreement or otherwise, the Employee shall be paid an amount in cash equal to the sum of the excise taxes payable by the Employee by reason of receiving Parachute Payments plus the amount necessary to place the Employee in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including, without limitation, any payments under this subparagraph 10.6(a)) as if no excise taxes had been imposed with respect to Parachute Payments (the “Parachute Gross-up”). Any Parachute Gross-up otherwise required by this subparagraph 10.6(a) shall not be made later than the time of the corresponding payment or benefit hereunder giving rise to the underlying Section 4999 excise tax (to the extent such determination has been made prior to such time), even if the payment of the excise tax is not required under the Code until a later time. Any Parachute Gross-up otherwise required under this subparagraph 10.6(a) shall be made whether or not there is a Change in Control, whether or not payments or benefits are payable under this Agreement, whether or not the payments or benefits giving rise to the Parachute Gross-up are made in respect of a Change in Control and whether or not the Employee’s employment with the Employer shall have been terminated.

(b) All determinations to be made under this subparagraph 10.6 shall be made by the Company’s independent public accountant (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and the Employee within 10 days of his termination of employment.

(c) In the event the Internal Revenue Service notifies the Employee of an inquiry with respect to the applicability of Code §280G or Code §4999 to any payment by the Company, or assessment of tax under Code §4999 with respect to any payment by the Company, the Employee shall provide notice to the Company of such inquiry or assessment within 10 days, and shall take no action with respect to such inquiry or assessment until the Company has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Company shall have the right to appoint an attorney or accountant to represent the Employee with respect to such inquiry or assessment, and the Employee shall fully cooperate with such representative as a condition of receiving a Parachute Gross-up with respect to such inquiry or assessment.

(d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (i) and (ii) above, or of the representative appointed pursuant to subsection (iii) above, shall be borne solely by the Company.

10.7 Notwithstanding anything to the contrary set forth above, this Agreement shall terminate immediately upon the close of business on the last business day in the calendar year in which the Employee attains the age of 65. Upon such termination, the Employee shall be entitled, to the extent he is covered by such at the time, to all retirement, pension, insurance and other benefits available to the Company’s employees.

10.8 Upon termination of employment hereunder, the Employee shall not malign, criticize or otherwise disparage the Company, VFAM or their respective officers, directors or Affiliates.

11. Records. Upon the termination of employment hereunder, the Employee shall deliver to the Company and VFAM, as applicable, all correspondence, reports, customer lists, office keys, manuals, advertising brochures, sample contracts, price lists, employee lists, prospective employee lists, mailing lists, letters, records and any and all other documents pertaining to or containing information relative to the business of the Company or VFAM, and the Employee shall not remove any of such records either during the course of employment or upon the termination thereof.

The Employee understands that in the event of a violation of the provisions of this paragraph 11, the Company or VFAM, as the case may be, shall have the right to seek injunctive relief, in addition to any other existing rights provided herein or by operation of law, without the requirement of posting bond. The remedies provided in this paragraph 11 shall be in addition to any legal or equitable remedies existing between the Employee, VFAM and the Company, and shall not be construed as a limitation upon, or as alternative or in lieu of, such remedies.

12. Prohibited Assignment. The Employee shall have no right to exchange, convert, encumber or dispose of the rights to receive the benefits or payments under this Agreement, which payments, benefits and rights thereto are expressly declared to be non-assignable and non-transferable.

13. Indemnification. To the extent permitted by law, the Company and VFAM shall indemnify the Employee and hold him harmless from all liability and claims, whether meritorious or not, including the cost of defense thereof (including reasonable attorneys’ fees) which have arisen or accrued or which hereafter may arise or accrue and are based upon any act or omission which the Employee has taken or committed or hereafter may take or commit on behalf of or in connection with the Company or VFAM in his official capacity, so long as the following conditions are met with respect to such claim or liability: (a) if such action was taken in the exercise of reasonable business judgment and was taken in an area within the scope of responsibility of the Employee, or (b) if not within the scope of the Employee’s responsibility, (i) at the time of such act or omission the Board of Directors of the Company or VFAM had knowledge of the facts or circumstances pursuant to which such act was taken or such omission occurred and (ii) no written objection to such act or omission was duly made by the Board of Directors.

Actions taken by the Employee which are covered by this Agreement specifically include (by way of illustration), but are not limited to, (a) the payment of any salary, bonus or other compensation to any officer, director, or employee, (b) the reimbursement or payment of any expenses incurred by any such officer, director or employee, (c) the making or retention of any investments (including, without limitation, loans) by the Company or VFAM, or (d) injury claims against the Company, VFAM or the Employee based on negligence or other alleged tortious actions and which arise in connection with the conduct of the Company’s or VFAM’s business.

The Employee shall indemnify the Company and VFAM and hold each harmless from all liability and claims, whether meritorious or not, including the cost of the defense thereof (including reasonable attorneys’ fees) which have arisen or accrued or which hereafter may arise or accrue and are based upon acts taken without the consent or approval of the Board of Directors of the Company or VFAM and which represent the Employee’s deliberate malfeasance or gross negligence.

14. Non-Competition.

14.1 (a) In the event the Employee elects to terminate employment pursuant to subparagraph 10.2 hereof, the Company may, at its sole option, elect to implement the Non-Compete Option, by providing notice of such election to Employee no later than the end of the two (2) month notice period described in Subparagraph 10.2 hereof.

(b) If the Company elects the Non-Compete Option, the Company will make Non-Compete Payments to the Employee on a monthly basis for a period not to exceed twelve (12) months following the effective date of the Employee’s termination under Subparagraph 10.2 hereof. Each monthly Non-Compete Payment shall be one-twelfth (1/12) of the Employee’s base salary and bonus (as described in subparagraph 4 hereof) for the twelve (12) month period prior to the effective date of the Employee’s termination under subparagraph 10.2 hereof. The Company may, at its sole option, elect to stop making Non-Compete Payments at any time during the twelve (12) month period.

(c) During each month that the Employee receives Non-Compete Payments, the Employee will be subject to the following restrictions. The Employee will not directly for himself or any third party, become engaged in any business or activity which is directly in competition with any services or financial products sold by, or any business or activity engaged in by, the Company or VFAM, including, without limitation, any business or activity engaged in by any federally or state chartered bank, savings bank, savings and loan association, trust company and/or credit union, and/or any services or financial products sold by such entities, including, without limitation, the taking and accepting of deposits, the provision of trust services, the making of loans and/or the extension of credit, brokering loans and/or leases, the provision of insurance, and investment management, advisory or brokerage services, within a 25 mile radius of any office or facility of the Company, VFAM or any of their Affiliates. This provision shall not restrict the Employee from owning or investing in publicly traded securities of financial institutions, so long as his aggregate holdings in any financial institution do not exceed ten percent (10%) of the outstanding capital stock of such institution.

(d) The Company’s obligation to make Non-Compete Payments shall be reduced by any payments of salary, bonus or similar payments received by the Employee from sources other than the Company, VFAM and their affiliates, and which relate to the time periods fro which the Non-Compete Payments were made. The Employee agrees to reimburse the Company for any Non-Compete Payments later determined to be eligible for reduction. The Employee agrees to provide the Company with such financial records as the Company may reasonably request to make such determinations, including without limitation the Employee’s federal and state income tax returns, as well as supporting schedules and records used to compute such returns.

14.2 During the term of employment hereunder, and in the event the Employee’s employment is terminated pursuant to subparagraph 10.3 hereof, then for a one year period thereafter, the Employee will not directly for himself or any third party, become engaged in any business or activity which is directly in competition with any services or financial products sold by, or any business or activity engaged in by, the Company or VFAM, including, without limitation, any business or activity engaged in by any federally or state chartered bank, savings bank, savings and loan association, trust company and/or credit union, and/or any services or financial products sold by such entities, including, without limitation, the taking and accepting of deposits, the provision of trust services, the making of loans and/or the extension of credit, brokering loans and/or leases, the provision of insurance, and investment management, advisory or brokerage services, within a 25 mile radius of any office or facility of the Company, VFAM or any of their Affiliates. This provision shall not restrict the Employee from owning or investing in publicly traded securities of financial institutions, so long as his aggregate holdings in any financial institution do not exceed ten percent (10%) of the outstanding capital stock of such institution.

14.3 During the period of employment hereunder, and for a period of two years thereafter no matter the reason of termination, the Employee will not solicit any person who was a customer of the Company or VFAM during the period of the Employee’s employment hereunder, or solicit potential customers who are or were identified through leads developed during the course of employment with the Company or VFAM, or otherwise divert or attempt to divert any existing business of the Company or VFAM within any area of 100 miles of any office or facility of the Company, VFAM or any of their Affiliates.

14.4 The Employee will not, either during the period of employment hereunder or for a period of two years thereafter directly for himself or any third party, solicit, induce, recruit or cause another person in the employment of VFAM, the Company or any of their Affiliates to terminate his employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or financial products sold, or any business or activity engaged in, by Company or VFAM.

14.5 The Employee understands that in the event of a violation of any provision of this Agreement, the Company or VFAM shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. The remedies provided in this section shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Employee, VFAM or the Company, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Section shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

15. Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Employee’s obligations under paragraphs 8 and 9 of this Agreement will continue despite the expiration of the term of this Agreement or its termination.

16. Preemptive Considerations. Notwithstanding anything to the contrary set forth herein:

16.1 If the Employee is suspended and/or temporarily prohibited from participating in the conduct of VFAM or the Company’s affairs as a result of an action by a regulator with supervisory authority over VFAM or the Company, the Company’s and the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Employee all or part of the compensation withheld while this Agreement’s obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

16.2 If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s or the Company’s affairs as a result of an action by a regulator with supervisory authority over VFAM or the Company, all obligations of the Bank and the Company under the contract shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

17. Miscellaneous.

17.1 Assignment. This Agreement (including, without limitation, paragraph 14 hereof relating to non-competition) shall be binding upon the parties hereto, the heirs and legal representatives of the Employee and the successors and assigns of VFAM and the Company.

17.2 Definitions. The term “Company” shall mean the Company as hereinbefore defined or any entity succeeding to substantially all of the assets and business of the Company. The term “VFAM” shall mean VFAM as hereinbefore defined or any entity succeeding to substantially all of the assets and business of VFAM. The term “Affiliate” shall mean with respect to VFAM and the Company, persons or entities controlling, controlled by or under common control with VFAM or the Company. The terms “Non-Compete Option” and “Non-Compete Payments” shall have the meaning and effect described in section 14.1 hereof. For purposes of this Agreement, “an adverse change in the Employee’s circumstances” shall include and be limited to (A) a significant change in the nature or scope of the Employee’s duties as set forth in the first sentence of paragraph 2 hereof such that the Employee has been reduced to a position of materially lesser authority, status or responsibility (provided, however, for purposes of this subparagraph, in circumstances not involving a Change in Control, so long as the Employee remains the chief executive officer of VFAM, an adverse change in circumstance shall not be deemed to have occurred), or the time required to be spent by the Employee 60 miles or more beyond the Company’s geographic market area shall be increased without the Employee’s consent by more than twenty percent (20%), increased against the average of the two (2) preceding years, or (B) a reduction in the Employee’s base compensation or (C) any other material and willful breach by the Company or VFAM of any other provision of this Agreement. As used herein, a “Change of Control” shall be deemed to have occurred upon the happening of any one or more of the following occurrences, if prior thereto, the happening of such occurrence has not received the approval of a majority of the disinterested members of the Board of Directors of VFAM and/or the Company, as applicable:

(a) A liquidation or dissolution of VFAM and/or the Company (excluding transfers to subsidiaries) or the sale of all or substantially all of VFAM’s and/or the Company’s assets occurs;

(b) As a result of a tender offer, stock purchase, other stock acquisition,

merger, consolidation, recapitalization, reverse split or sale or transfer of assets, any person or group (as such terms are used in and under Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the beneficial owner (as defined in Rule 13-d under the Exchange Act), directly or indirectly, of securities of VFAM and/or the Company representing more than 20% of the common stock of VFAM and/or the Company or the combined voting power of VFAM’s and/or the Company’s then outstanding securities; provided, however, that for purposes of this subsection 11(b), a person or group shall not include VFAM and/or the Company or any Affiliate or any employee benefit plan (or related trust) sponsored or maintained by VFAM and/or the Company or any Affiliate thereof;

(c) If at least a majority of the Board of Directors of VFAM and/or the Company at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or

(d) VFAM and/or the Company merges or consolidates with any other corporation (other than an Affiliate) and is not the surviving corporation (or survives only as a subsidiary of another corporation other than an Affiliate).

17.3 Notices. Any notice required, permitted or intended to be given under this Agreement shall be in writing and shall be deemed to have been given only if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the appropriate address shown below, or such revised address as is delivered to the other party by the same means; except as provided in subparagraph 10.3 hereinabove with regard to constructive notice.

(a) Notices to the Company or to VFAM shall be sent to:

Susquehanna Bancshares

Attn. Chief Executive Officer

26 North Cedar Street

P.O. Box 1000

Lititz, PA 17543-7000

(b) Notices to the Employee shall be sent to:

Bernard A. Francis, Jr.

P.O. Box 837

Valley Forge, PA 19482

17.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties and may only be changed by agreement in writing between the parties.

17.5 Construction. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

17.6 Section Headings. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement the day and year first above written.

SUSQUEHANNA BANCSHARES, INC.

Attest: /s/ Lisa M. Cavage	By: /s/ William J. Reuter
Name: Lisa M. Cavage	Name: William J. Reuter
Title: Secretary	Title: Chairman, President and CEO

VALLEY FORGE ASSET MANAGEMENT CORPORATION

Attest: /s/ Donald L. Born	By: /s/ Frank C. Corace
Name: Donald L. Born	Name: Frank C. Corace
Title: Director/V.P.	Title: Director/Vice President

Witness:

/s/ Kathryn L. McCready	/s/ Bernard A. Francis, Jr. (Seal)
Name: Kathryn L. McCready	Bernard A. Francis, Jr.